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                                                                    Exhibit 99.1

DRAFT

CONTACT:
Investor Relations

+1.732.362.2380

                          INTELLIGROUP, INC. ANNOUNCES
              2004 Q2 AND Q3 SELECTED, UNAUDITED ESTIMATED RESULTS

EDISON, N.J., March 25, 2005/PRNewswire-FirstCall/ -- Intelligroup, Inc. ("Intelligroup" or the "Company"), a global provider of strategic IT outsourcing services, today reported selected unaudited estimated results for its second quarter ended June 30, 2004 and for its third quarter ended September 30, 2004.

Net revenue for the Company's second quarter ended June 30, 2004 is estimated to be in the range of $31.50 million to $31.90 million, while gross profit is estimated to be in the range of $8.51 million to $8.91 million. The Company's operating loss is estimated to be in the range of $1.10 million to $1.51 million and its net loss is estimated to be in the range of $0.93 million to $1.33 million.

Net revenue for the Company's third quarter ended September 30, 2004 is estimated to be in the range of $32.80 million to $33.20 million, while its gross profit is estimated to be in the range of $8.18 million to $8.58 million. The Company's operating loss is estimated to be in the range of $0.28 million to $0.68 million and its net loss is estimated to be in the range of $0.63 million to $1.03 million.


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The foregoing selected, unaudited estimated results are based upon the Company's progress to date and are subject to a number of important factors including, but not limited to, the review by the Company's independent registered public accounting firm and reaudits of the years ended December 31, 2001, 2002 and 2003 and reviews of the applicable interim quarterly periods through March 31, 2004. These results continue to be evaluated by the Company and remain subject to change. The final results may be materially different based on the final results of the applicable audits and reviews.

Furthermore, the financial results for the quarter ended December 31, 2004 including, but not limited to, net revenue, gross profit and net loss will likely be less favorable to the Company. The Company is continuing to undergo the audit for the year ended December 31, 2004 and therefore the Company is not in a position to comment on any time period other than those set forth above. The Company asserts that the selected, unaudited estimated financial results set forth above are not indicative of any trends in the financial results of the Company after the periods referenced above.

As previously announced, the Company expected to restate its previously issued financial statements for the years ended December 31, 2003, 2002 and 2001 and the applicable interim quarterly periods through March 31, 2004. Because the Company has been working through such restatement, the Company delayed its financial reports for the quarters ended June 30, and September 30, 2004. The Company will also delay filing its annual report on Form 10-K for the year ended December 31, 2004, as well as future periodic reports, until it completes its restatement of the above-mentioned historical periods.


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As also previously announced, Intelligroup's Audit Committee engaged J.H. Cohn
LLP ("J.H. Cohn") as its independent registered public accounting firm commencing with the review of the quarter ended June 30, 2004. Intelligroup's Audit Committee has further engaged J.H. Cohn to conduct a re-audit of its consolidated financial statements for the years ending December 31, 2001, 2002 and 2003. Following the conclusion of these re-audits, Intelligroup intends to file its restated consolidated financial statements for the periods subject to restatement, as well as consolidated financial statements for the periods subject to delay, as soon as possible, but at the present time is unable to predict when such filing may occur. Intelligroup intends to continue to provide selected unaudited estimated financial results, as certain quarterly reviews are completed, until such time as it is able to file its restated consolidated financial statements and renew its regular SEC reporting.

"We feel it is necessary to update our investors, customers and employees with certain unaudited estimated results, to provide the assurance that our business continues to move forward", said Arjun Valluri, Intelligroup's Chief Executive Officer. "We are anxious to put these financial reporting challenges behind us as we continue to move forward with providing our customers with significant value and service."

ABOUT INTELLIGROUP

Intelligroup, Inc. (http://www.intelligroup.com) is an information technology services strategic outsourcing partner to the world's largest companies. Intelligroup develops, implements and supports information technology solutions for global corporations and public sector organizations. The Company's onsite/offshore delivery model has enabled hundreds of customers to accelerate results and significantly reduce costs. With extensive expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations.


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SAFE HARBOR STATEMENT

Certain statements contained herein, including statements regarding the Company's ability to complete the restatement of its historical financial results, file future periodic reports, and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Certain of such risks and uncertainties are set forth in Intelligroup's filings with the Securities and Exchange Commission.